 Exhibit 99.1

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Rexahn Pharmaceuticals Signs Development and Commercialization Agreement with a Top 20 Pharmaceutical Company for Novel Anti-cancer Compound

Rockville, Md, June 29, 2009 - Rexahn Pharmaceuticals, Inc. (NYSE Amex: RNN), a clinical stage pharmaceutical company commercializing potential best in class oncology and CNS therapeutics, today announced that it has signed an exclusive collaboration and option for license agreement with a top 20 global pharmaceutical company (the “Partner Co.”) for the development of RX-3117. RX-3117 is a small molecule, new chemical entity (NCE), nucleoside compound that has an anti-metabolite mechanism of action, and has therapeutic potential in a broad range of cancers including colon, lung and pancreatic cancer.

The obligation of the Partner Co. to proceed with the transaction is subject to its satisfaction with its ongoing due diligence activities and to the satisfaction of other customary conditions.  Assuming that the Partner Co. elects to proceed, then under the terms of the agreement, Rexahn will receive upfront payments in the form of equity investment and, assuming the license option is exercised, will be eligible to receive development, regulatory and sales milestone payments.  In addition, Rexahn will receive  royalties on net sales worldwide.  The signing of the agreement by both parties precedes a definitive deal closing for the exclusive development and commercialization of RX-3117.  Additional financial terms of the transaction were not disclosed.

Dr. Chang Ahn, Rexahn’s Chairman and Chief Executive Officer stated, “In addition to the strength of our Phase II compounds Archexin™, Serdaxin™ and Zoraxel™, the depth of our pre-clinical pipeline is a key differentiator of our company.  The commitment of a big pharmaceutical partner to collaborate with Rexahn is a major step forward in our strategy and validates the commercialization value of our innovative pipeline.  RX-3117 is a highly promising anticancer compound with potential for oral and IV formulation, and this new partnership serves to rapidly advance its development and helps us realize a potentially significant revenue stream.”

About RX-3117
RX-3117 is a small molecule, new chemical entity (NCE), nucleoside compound that inhibits DNA methyltransferase, a cyclin-dependent kinase, and DNA synthesis. Potential indications of RX-3117 are solid tumors including colon, lung and pancreatic cancers. RX-3117 has demonstrated its ability to overcome cancer drug resistance in cancer cells, in particular, gemcitabine-resistance in the human lung cancer cell. The US patent issued for RX-3117 claims composition of matter, synthesis, and methods (2008).

About Rexahn Pharmaceuticals, Inc.
Rexahn Pharmaceuticals is a clinical stage pharmaceutical company dedicated to commercializing first in class and market leading therapeutics for cancer, CNS disorders, sexual dysfunction and other unmet medical needs. Rexahn currently has three drug candidates in Phase II clinical trials - Archexin, Serdaxin, and Zoraxel - all potential best in class therapeutics, and a robust pipeline of preclinical compounds to treat multiple cancers and CNS disorders.  Rexahn also has key R&D programs in cancer nano-medicines and multi-target aimed ligands drug discovery technologies. For more information, please visit www.rexahn.com

Safe Harbor
This press release contains forward-looking statements. Rexahn's actual results may differ materially from anticipated results, and expectations expressed in these forward-looking statements, as a result of certain risks and uncertainties, including Rexahn's lack of profitability, and the need for additional capital to operate its business to develop its product candidates; the risk that Rexahn's development efforts relating to its product candidates may not be successful; the possibility of being unable to obtain regulatory approval of Rexahn's product candidates; the risk that the results of clinical trials may not be completed on time or support Rexahn's claims; demand for and market acceptance of Rexahn's drug candidates; Rexahn's reliance on third party researchers and manufacturers to develop its product candidates; Rexahn's ability to develop and obtain protection of its intellectual property; and other risk factors set forth from time to time in our filings with the Securities and Exchange Commission. Rexahn assumes no obligation to update these forward-looking statements.